Exhibit 10.3

ROYALTY AGREEMENT

This ROYALTY AGREEMENT (this “Agreement”), dated March 15, 2011, is made by and between Deerfield Private Design Fund II, L.P., a Delaware limited partnership (“Design Fund II”), Deerfield Special Situations Fund, L.P., a Delaware limited partnership (“DSS”), Deerfield TTNP Corporation, a Delaware corporation (“DTTNP” and together with Design Fund II and DSS, “Deerfield”) and Titan Pharmaceuticals, Inc., a Delaware corporation (“Titan”).

Background Statement

Whereas, pursuant to the Worldwide License Agreement between Hoechst Marion Roussel, Inc. (“Sanofi”) and Titan, having an effective date of December 31, 1996, as amended by one amendment dated April 26, 2004 (as amended, the “Sanofi License”), Titan is the exclusive worldwide licensee of certain intellectual property relating to the pharmaceutical compound Iloperidone;

Whereas, pursuant to the Sublicense Agreement between Titan and Novartis Pharma A.G. (“Novartis”), having an effective date of November 20, 1997, as amended by three amendments dated November 30, 1998, April 10, 2001, and June 4, 2004 (as amended, the “Novartis Sublicense”), Novartis is the exclusive sublicensee of certain of Titan’s rights and obligations under the Sanofi License;

Whereas, pursuant to the Amended and Restated Sublicense Agreement between Novartis and Vanda Pharmaceuticals Inc. (“Vanda”), having an effective date of October 12, 2009 (the “Vanda Sublicence”), Vanda and Novartis have entered into an agreement with respect to the sublicense of certain of Novartis’ rights under the Novartis Sublicense, as well as certain other rights of each of Vanda and Novartis, as described more fully in the Vanda Sublicense; and

Whereas, in consideration of a one-time payment of $3,000,000 made by Deerfield to Titan on the Effective Date, Deerfield is acquiring the right to receive certain payments as set forth herein;

Now, therefore, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, Deerfield and Titan agree as follows:

Statement of Agreement

1. Definitions. Capitalized terms shall have the meaning set forth in this section. Unless the context requires otherwise, words in the singular include the plural, words in the plural include the singular, and words importing any gender shall be applicable to all genders. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(a) “Affiliate” means with respect to any Person, each other Person that directly or indirectly, through one or more intermediaries, owns or controls, is controlled by or is under common control with, such Person. For the purpose of this Agreement, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

(b) “Agreement” has the meaning set forth in the introductory paragraph.

(c) “Business Day” means any day other than Saturday, Sunday or a day on which banks in the City of New York are authorized or required to be closed.

(d) “Compound” has the meaning given such term in the Sanofi License as of the date hereof.

(e) “DTTNP” has the meaning set forth in the introductory paragraph.

(f) “Deerfield” has the meaning set forth in the introductory paragraph.

(g) “Design Fund II” has the meaning set forth in the introductory paragraph.

(h) “DSS” has the meaning set forth in the introductory paragraph.

(i) “Earnings Report” means, during any period when Titan is obligated to file reports under the provisions of the Securities Exchange Act of 1934, the Form 10-Q filed by Titan following each of the first three Quarters of its fiscal year and the Form 10-K filed by Titan following the fourth Quarter of its fiscal year, as long as such reports are timely filed. If such reports are not timely filed, then the “Earnings Report” means the press release, Form 8-K or other form of public communication issued by Titan whereby it reports revenue for such period.

(j) “Effective Date” has the meaning set forth in Section 3.

(k) “Facility Agreement” means that Facility Agreement, dated as of the date hereof, between Design Fund II, DSS, Deerfield Special Situations Fund International, Limited, Deerfield Private Design Fund International II, L.P. and Titan, as amended, supplemented and replaced from time to time.

(l) “Fanapt Intellectual Property” means (i) all inventions, patents, patent applications, trade secrets, know-how, technical data, laboratory results, clinical results, manufacturing methods, copyrights, trademarks and other data, know-how and intellectual property owned, licensed or controlled by Titan, whenever acquired, that are necessary to develop, manufacture, have manufactured, use, promote, distribute, import, sell and offer for sale any Fanapt Product and (ii) any “Patents” or “Know-How” not otherwise included in subsection (i) of this definition.

(m) “Fanapt Products” means all products, including any bulk or finished pharmaceutical composition containing the Compound, whether as a sole active ingredient or in combination with another active ingredient, and in any formulation, such as would constitute a “Product,” “Depot Product,” or “Compound,” under any definition of such terms in any License Agreement as of the date hereof and as of any future date, or that practices any valid claim under any unexpired Patent or incorporates any Know-How.

(n) “Fanapt Regulatory Rights” means any licenses, permits, approvals, codes, certifications and other authorizations or identifiers granted or required by any Governmental Authority required to manufacture, have manufactured, use, promote, distribute, import, sell and offer for sale any Fanapt Product.

(o) “Fanapt Rights” means any right, title or interest of Titan or its Affiliates in and to any Fanapt Intellectual Property, Fanapt Products or Fanapt Regulatory Rights, including, without limitation, as acquired or held by Titan pursuant to any of the License Agreements.

(p) “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(q) “Know-How” means everything that would constitute Know-How as such term is defined in any of the License Agreements.

(r) “Legal Requirement” means any statute, law, treaty, rule, regulation, guidance, approval, order, decree, writ, injunction or determination of any Governmental Authority, court or arbitrator of competent jurisdiction; and, with respect to any Person, includes all such Legal Requirements applicable or binding upon such Person, its business or the ownership or use of any of its assets.

(s) “Lien” means any reservations of title, mortgage, claim, lien, security interest, pledge, hypothecation, escrow, charge, option or other restriction or encumbrance of any kind.

(t) “License Agreements” means the Sanofi License, the Novartis Sublicense and the Vanda Sublicense, in each case as such agreement may be amended or restated from time to time

(u) “Net Sales” shall be calculated in the manner described in the definition of Net Sales set forth in the Novartis Sublicense; provided, however, that Net Sales shall include, in addition to sales of Products (as defined in the Novartis Sublicense) by Novartis, all sales of Fanapt Products by Titan or any its Affiliates and all sales by any direct or indirect assignee or licensee of Titan or any of its Affiliates; provided further, however, that Net Sales shall not include (i) sales of Products in the ROW Territory by Vanda, its Affiliates, assignees or licensees pursuant to the Vanda Sublicense and (ii) sales of Fanapt Products by Persons other than Titan, Novartis or their Affiliates from which Titan receives, after the date hereof, no economic benefit. For purposes of the preceding sentence, Titan shall be deemed to receive an economic benefit from the sale of Fanapt Products if (i) such sale is made pursuant to any assignment, license or sublicense of any Fanapt Rights by Titan or any of its Affiliates, and (ii) Titan or any of its Affiliates receives, after the date hereof, any consideration for such sale or from any such assignment, license or sublicense of Fanapt Rights.

(v) “Novartis” has the meaning set forth in the Background Statement.

(w) “Novartis Sublicense” has the meaning set forth in the Background Statement.

(x) “Party” means either Titan or Deerfield, and “Parties” means both Titan and Deerfield.

(y) “Patents” means everything that would constitute Patents as such term is defined in any of the License Agreements.

(z) “Person” means any natural person, corporation, limited liability company, partnership, association, trust, organization, Governmental Authority or other legal entity.

(aa) “Purchase Price” has the meaning set forth in Section 3.

(bb) “Quarter” means a fiscal quarter of Titan.

(cc) “ROW Territory” has the meaning set forth in the Vanda Sublicense.

(dd) “Royalty” has the meaning set forth in Section 2(a).

(ee) “Royalty Term” means the period beginning on the Effective Date and ending December 31, 2019.

(ff) “Sanofi” has the meaning set forth in the Background Statement.

(gg) “Sanofi License” has the meaning set forth in the Background Statement.

(hh) “Territory” means the world.

(ii) “Titan” has the meaning set forth in the introductory paragraph.

(jj) “Transfer” means any sale (or any transaction having the effect of a sale), assignment, conveyance of rights, deed of trust, Lien, license, sublicense, seizure or other transfer of any sort and to any degree, voluntary or involuntary, including by operation of law.

(kk) “Vanda” has the meaning set forth in the Background Statement.

(ll) “Vanda Sublicense” has the meaning set forth in the Background Statement.

2. Royalty.

(a) Royalty Amount. In consideration of the payment of the Purchase Price by Deerfield, Titan shall pay to Deerfield a royalty (the “Royalty”) equal to 2.5% of Net Sales occurring during the Royalty Term.

(b) Payment of the Royalty. No later than two Business Days following the later of (i) the date Titan files its Earnings Report for each Quarter of its fiscal year (but in no event later than sixty days following the last day of each of the first three Quarters and one hundred twenty days following the fourth Quarter of each fiscal year) and (ii) the date of receipt by Titan in immediately available funds of its royalty payment from Novartis for the applicable Quarter, Titan shall pay to Deerfield the Royalty for such Quarter. On the same day it makes a Royalty payment pursuant to this Section 2(b), Titan shall deliver to Deerfield a written statement showing all Net Sales during such Quarter and Titan’s computation of the Royalty for such Quarter. All Royalty payments shall be made by wire transfer of immediately available funds to the account previously designated in writing to Titan by Deerfield for each of Design Fund II, DSS and DTTNP, allocated pursuant to Section 2(c), or such new or additional account(s) as Deerfield shall designate in writing to Titan at least five Business Days prior to the date such Royalty payment shall be due. Titan may withhold from any payment of Royalty withholding taxes that it is required to withhold that are levied upon the Royalty by the United States or any state thereof, provided that Titan shall deliver to Deerfield copies of the filed tax return reporting such payments and official receipts (or such other evidence of payment reasonably acceptable to Deerfield) evidencing that such payments were in fact received by the applicable Governmental Authority.

(c) Allocation between Design Fund II, DSS and DTTNP. Unless otherwise agreed by all Parties, each payment of the Royalty shall be allocated and paid 37.28% to Design Fund II, 7.8% to DSS and 54.92 % to DTTNP, in each case rounded to the nearest cent ($0.01).

(d) Royalty Payments Following Termination. The termination of this Agreement, including termination due to the expiration of the Royalty Term, shall not terminate the obligation of Titan, or its Affiliates, licensees or assignees, to pay any Royalty accrued prior to termination. Upon termination of this Agreement, Deerfield shall have the right to retain any Royalty already paid by Titan under this Agreement.

(e) Delinquent Royalty Payments. Any Royalty not paid when due shall bear interest at a rate equal to the lower of (i) the highest rate permitted by applicable law, and (ii) one and one-half percent (1.5%) per month, compounded monthly.

(f) Audit Right. Upon not less than fourteen days’ written notice, Deerfield shall have the right to audit the books and records of Titan relating to sales or other transactions included in the definition of Net Sales for the purposes of determining the correctness of Titan’s computation and payment of the Royalty. Such audit may not be conducted more than once in any calendar year and shall be conducted during normal business hours by a national public accounting firm selected by Deerfield at its cost and reasonably acceptable to Titan, provided that such accounting firm enters into a reasonable confidentiality agreement prior to commencing any such audit. Titan shall provide such accounting firm with access to all pertinent books and records and shall reasonably cooperate with such accounting firm’s efforts to conduct such audits. If there has been an underpayment of the aggregate Royalty due for the period being audited of more than $25,000, Titan shall reimburse Deerfield for the reasonable out-of-pocket costs (including accountants’ fees) incurred by Deerfield in connection with such audit. In the event Deerfield claims that any such audit reveals an underpayment of the Royalty, Deerfield will make the audit papers for the relevant period available to Titan.

3. Purchase Price. As consideration for Titan’s payment of the Royalty, Deerfield shall pay to Titan a one-time purchase price of $3,000,000 (the “Purchase Price”), which amount shall be paid in immediately available funds to an account specified by Titan on or before the date that is fifteen Business Days following the date hereof (such date, the “Effective Date”).

4. Covenants of Titan.

(a) Net Sales Records. Titan shall keep, or obtain from its sublicensees, complete, true and accurate books and records of all Net Sales of Fanapt Products. Titan shall, as determined in its good faith business judgment or as reasonably requested by Deerfield, enforce its audit and inspection rights under all of the License Agreements and any other agreement relating to Fanapt Products to which it is a party or a third-party beneficiary, and shall take all other commercially reasonable steps, in order to compile and maintain such books and records of Net Sales and to ensure such books and records are reasonably capable of being audited upon Deerfield’s exercise of its rights pursuant to Section 2(f). Titan shall keep such books and records of Net Sales, or cause them to be retained and available for purposes of this Agreement, for at least two (2) years following the Quarter to which they pertain.

(b) Maintenance of Fanapt Rights. Titan shall not take any action, or fail to take any action or enforce any right, that is intended to, or would have the effect of, reducing Net Sales.

(c) Maintenance of Rights Under License Agreements. Without the prior written consent of Deerfield, Titan shall not take any action that would, or fail to take any action if such failure would, (i) modify, relinquish, diminish or terminate, or provide any Person with the right to modify, relinquish, diminish or terminate, any of Titan’s rights under any of the License Agreements or (ii) modify or terminate, or provide any Person with the right to modify or terminate, any of the License Agreements.

(d) No Transfer Without Consent. For so long as the Facility Agreement is in effect, Titan shall not Transfer or consent to the Transfer of any portion of its (i) Fanapt Rights or (ii) rights in, under, or to any of the License Agreements (including any right to receive all or any portion of any royalty or other payment thereunder), without the prior written consent of Deerfield. Following termination or expiration of the Facility Agreement, Titan shall not Transfer or consent to the Transfer of any portion of its (i) Fanapt Rights or (ii) rights in, under or to any of the License Agreement (including any right to receive all or any portion of any royalty or other payment thereunder) that Titan is obligated to pay to Deerfield, or that is necessary for Titan to receive amounts that, if received, it would be obligated to pay to Deerfield, without the prior written consent of Deerfield.

(e) Liquidated Damages. If Titan breaches any of Sections 4(c)–(d), Deerfield shall receive, as liquidated damages for such breach, forty million dollars ($40,000,000). Titan and Deerfield agree that, in the event of a breach of any of Sections 4(c)-(d), actual damages would be impractical to compute and further agree that the damages set forth herein are a reasonable estimate of the damages Deerfield would actually suffer due to such breach.

(f) Other Covenants. Titan shall promptly furnish to Deerfield copies of all written notices sent or actually received by a member of senior management of Titan or any of its

Affiliates relating to any alleged breach, default, amendment, waiver, or termination under any of the License Agreements. Titan shall, at no cost or expense to Deerfield, take all actions, and refrain from taking any other actions, necessary to maintain the License Agreements in full force and effect, including, without limitation, promptly fulfilling all of its obligations and enforcing all of its rights under the License Agreements.

5. Representations and Warranties of Titan. Titan represents and warrants to Deerfield, as of the date hereof, that:

(a) Organization. Titan is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Titan has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

(b) Authority; Execution; Enforceability. (i) Titan has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, (ii) no consent of any party, including Sanofi, Novartis or any of their Affiliates, is required for Titan to execute, deliver and perform its obligations under this Agreement, and (iii) the execution and delivery of this Agreement and the performance of all of its obligations hereunder have been duly authorized by Titan. This Agreement has been duly executed and delivered by Titan and constitutes the legal, valid and binding obligation of Titan, enforceable against Titan in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

(c) Current Effect. (i) The Sanofi License and Novartis Sublicense and (ii) to Titan’s knowledge, the Vanda Sublicense, are in full force and effect and neither Titan nor, to Titan’s knowledge, any other Person is in breach or default of any obligation thereunder. Titan has not granted any license or sublicense with respect to, or entered into any other agreement to Transfer or otherwise encumber, its Fanapt Rights other than a security interest therein in favor of Deerfield. To Titan’s knowledge, other than the License Agreements, there is no other license, sublicense or other agreement that is, or that contains any term, condition or provision which would, if exercised, be reasonably likely to materially reduce or impair Titan’s Fanapt Rights.

(d) No Violation. The execution, delivery and performance of this Agreement by Titan, and Titan’s compliance with the terms and conditions hereof, is not prohibited or limited by, and do not and will not conflict with or result in the breach of or a default under, any provision of the certificate of incorporation, bylaws or other formation documents of Titan, any contract, agreement or instrument binding on or affecting Titan, including any of the License Agreements, or any Legal Requirement applicable to Titan.

(e) Financial Condition. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, has been commenced by or against Titan or any of its assets or properties, nor has any such proceeding been threatened. Titan does not contemplate and has not taken any action in contemplation of the institution of any such proceeding.

(f) No Known Infringement or Invalidity. Neither (i) Titan’s possession or exercise of its Fanapt Rights nor (ii) the License Agreements, including any actions permitted or taken thereunder, violate any Legal Requirement or infringe the valid and enforceable intellectual property rights of any Person.

6. Termination. This Agreement shall terminate upon expiration of the Royalty Term. Section 2(d) and Section 7 shall survive the termination of this Agreement.

7. General Provisions.

(a) Independent Contracting Parties. The Parties are not joint venturers, partners, principal and agent, master and servant, or employer and employee, and have no relationship other than as independent contracting parties. Neither Party shall be a legal representative of the other or have the power to bind or obligate the other in any manner.

(b) Amendment and Modification. This Agreement may be amended, modified or supplemented only by an instrument in writing signed by the Party against whom such amendment, modification or supplement is sought to be enforced.

(c) Waiver of Compliance; Consents. The rights and remedies of the Parties are cumulative and not alternative and may be exercised concurrently or separately. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (ii) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement. Any consent required or permitted by this Agreement is binding only if in writing.

(d) Notices. All notices, consents, waivers, acceptances, rejections and other communications hereunder shall be in writing and shall be (i) delivered by hand, (ii) sent by facsimile transmission, or (iii) sent certified mail or by a nationally recognized overnight delivery service, charges prepaid, to the address set forth below (or such other address for a Party as shall be specified by like notice):

If to Deerfield, to	Deerfield Management
780 Third Avenue, 37th Floor
New York, New York 10017
Attention: Structured Products
Facsimile: (646) 536-5662

Copy to:	Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Attention: Mark O. Henry
Facsimile: (704) 339-3428

If to Titan, to:	Titan Pharmaceuticals, Inc.
400 Oyster Point Blvd., Suite 505
South San Francisco, CA 94080
Attention: Chief Executive Officer
Facsimile: (650) 244-4956

Copy to:	Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Fran Stoller, Esquire
Facsimile: (212) 214-0706

Each such notice or other communication shall be deemed to have been duly given and to be effective (x) if delivered by hand, immediately upon delivery if delivered on a Business Day during normal business hours and, if otherwise, on the next Business Day; (y) if sent by facsimile transmission, immediately upon confirmation that such transmission has been successfully transmitted on a Business Day before or during normal business hours and, if otherwise, on the Business Day following such confirmation, or (z) if sent by certified mail or a nationally recognized overnight delivery service, on the day of delivery if delivered during normal business hours on a Business Day and, if otherwise, on the first Business Day after delivery. Notices and other communications sent via facsimile must be followed by notice delivered by hand or by certified mail or overnight delivery service as set forth herein within five Business Days.

(e) Publicity. No Party shall issue any press release or any other form of public disclosure regarding the existence of this Agreement or the terms hereof, or use the name of another Party hereto in any press release or other public disclosure, without the prior written consent of the other Party, except (i) for a press release announcing the execution of this Agreement, which will be mutually approved by the Parties, (ii) for those disclosures and notifications contemplated by this Agreement or containing information previously approved for disclosure by the other Party, (iii) as required by any Legal Requirement and solely to the extent necessary to satisfy such Legal Requirement and (iv) as required by the rules of any securities exchange on which any securities of a Party are traded.

(f) No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by Titan without Deerfield’s prior written consent.

(g) Governing Law. The execution, interpretation and performance of this Agreement, and any disputes with respect to the transactions contemplated by this Agreement, shall be governed by the internal laws and judicial decisions of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

(h) Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless the invalidity of any such provision substantially deprives either Party of the practical benefits intended to be conferred by this Agreement. Notwithstanding the foregoing, any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and the determination that any provision of this Agreement is invalid, illegal or unenforceable as applied to particular circumstances shall not affect the application of such provision to circumstances other than those as to which it is held invalid, illegal or unenforceable.

(i) Construction. Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(j) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile, in which event each Party shall promptly deliver to the other such number of original executed copies as the other Party may reasonably request.

(k) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties hereto in respect of the subject matter hereof. This Agreement supersedes all prior agreements, understandings, promises, representations and statements between the Parties and their representatives with respect to the Royalty contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Royalty Agreement to be executed by their duly authorized representatives as of the date first set forth above.

DEERFIELD PRIVATE DESIGN FUND II, L.P.
By: Deerfield Capital, L.P., General Partner
By: J. E. Flynn Capital LLC, General Partner

By:	/s/ David Clark
Name:	David Clark
Title:	Authorized Signatory

DEERFIELD SPECIAL SITUATIONS FUND, L.P.
By: Deerfield Capital, L.P., General Partner
By: J.E. Flynn Capital LLC, General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD TTNP CORPORATION

By:	/s/ Jeffrey Kaplan
Name:	Jeffrey Kaplan
Title:	Treasurer

TITAN PHARMACEUTICALS, INC.

By:	/s/ Sunil Bhonsle
Name:	Sunil Bhonsle
Title:	President